Exhibit 10.4

Amendment No. RIE539C

AMENDMENT

TO THE

MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of February 14, 2007, between CoBANK, ACB (“CoBank”) and DAKOTA GROWERS PASTA COMPANY, INC., Carrington, North Dakota (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated May 23, 2005 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  CoBank and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.             Section 9(E) of the MLA is hereby amended and restated to read as follows:

SECTION 9.         Negative Covenants.  Unless otherwise agreed to in writing by CoBank, while this agreement is in effect the Company will not and will not permit its Subsidiaries to:

(E)           Loans and Investments.  Make any loan or advance to any person or entity, or purchase any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in any person or entity, or form or create any partnerships or joint ventures except:  (i) trade credit extended in the ordinary course of business; (ii) loans and investments by the Company in the stock or other equities of DNA Dreamfields Company, LLC, provided that the aggregate amount of all such loans and investments may not exceed (a) the amount that existed on July 31, 2006, which included an investment of $6,866,564 and a loan commitment of $5,000,000; and (b) an additional loan commitment or investment of $1,500,000; (iii) loans and investments by the Company in the stock and other equities of Primo Piatto, Inc.; and (iv) other loans and investments in an aggregate principal amount not to exceed, at any one time outstanding, $1,000,000.00.

2.             Section 10 of the MLA is hereby amended and restated to read as follows:

SECTION 10.       Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(A)          Current Ratio.  The Company and its consolidated Subsidiaries will have at the end of each fiscal quarter of the Company a ratio of consolidated current assets to consolidated current liabilities (both as determined in accordance with GAAP consistently applied) of not less than 1.20 to 1.

(B)          Maximum Total Debt to EBITDA.  The Company and its consolidated Subsidiaries will have at the end of each fiscal quarter of the Company a ratio of Total Debt to EBITDA of not greater than 4.25 to 1.00.  For purposes hereof:  (1) Total Debt” shall mean the sum of (i) all indebtedness, obligations and liabilities of the Company with respect to borrowed money (including the issuance of debt securities), (ii) all guaranties, endorsements and other contingent obligations of the Company with respect to indebtedness arising from money borrowed by others, (iii) all reimbursement and other obligations with respect to letters of credit, bankers acceptances, customer advances, and other extensions of credit whether or not representing obligations for borrowed money, (iv) the aggregate of the principal components of all leases and other agreements for the use, acquisitions retention of real or personal property which are required to be capitalized under GAAP, (v) all indebtedness, obligations and liabilities representing the deferred purchase price of property or services, (vi) all indebtedness secured by a lien of the Property of the Company, whether or not the Company has assumed or become liable for the payment of such indebtedness, and (vii) all obligations of the Company under any agreement providing for an interest rate swap, cap, and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above; and (2) “EBITDA” shall mean (i) net income before provision for incomes taxes for the preceding four fiscal quarter period ending on such date (the “Four Quarter Period”), plus (ii) interest expense, including without limitation, implicit interest expense on capitalized leases for the Four Quarter Period, plus (iii) depreciation expense, amortization expense, and similar noncash charges for the Four Quarter Period, plus (iv) any extraordinary, unusual or non-recurring losses or charges for the Four Quarter Period, minus (v) any gain associated with the sale or write-down of assets for the Four Quarter Period, minus (vi) any gain from discontinuance of operations for the Four Quarter Period, minus (vii) any extraordinary, unusual or non-recurring gains or credits for the Four Quarter period (all a determined in accordance with GAAP consistently applied).

(C)          Minimum Fixed Charge Coverage Ratio.  The Company and its consolidated Subsidiaries will at the end of each fiscal quarter of the Company, a Minimum Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 through and including April 30, 2008 and 1.15 to 1.00 thereafter .  For purposes hereof, the Minimum Fixed Charge Coverage Ratio is the ratio of (a) EBITDA (as defined above) for the Four Quarter Period (as defined above), minus capital expenditures (excluding capitalized expenses) not funded by debt for the Four Quarter Period, minus stock repurchases (excluding the $40 million stock repurchase scheduled to be completed by April 30, 2007) for the Four Quarter Period, minus equity retirements and dividends declared during the Four Quarter Period; to (b) interest expense for the Four Quarter Period, plus the sum of all scheduled principal payments made in respect of the long term debt for the Four Quarter Period.

(D)          Minimum Tangible Net Worth.  The Company and its consolidated Subsidiaries will maintain at the end of each fiscal quarter of the Company an excess of consolidated “Tangible Assets” (as defined below) over consolidated total liabilities (as determined in accordance with GAAP consistently applied) at not less than the sum of (a) $25,000,000.00, plus (b) 30% of cumulative net income of the Company and its consolidated subsidiaries beginning with consolidated net income for fiscal year ending July 31, 2007 and accumulating thereafter with consolidated net income at all subsequent fiscal year ends, plus (c) 100% of all contributed capital received by the Company and its consolidated subsidiaries after April 30, 2007.  For purposes hereof, “Tangible Assets” shall mean all assets (as determined in accordance with GAAP consistently applied) less all assets which would be classified as intangible assets under GAAP (including, but not limited to, goodwill, patents, trademarks, trade names, copyrights, and franchises).  In addition, for purposes of subsection (b) above, “net income” shall not include any net loss, such that, in the event of a net loss at any fiscal year end, such net loss shall not reduce the cumulative net income.

3.             Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	DAKOTA GROWERS PASTA COMPANY, INC.

By:	By:	/s/ Edward Irion

Title:	Title:	CFO